Exhibit 99.1

News From:	For Immediate Release

Kaydon Corporation	Global Engineered Solutions

KAYDON CORPORATION REPORTS FOURTH QUARTER

AND FULL YEAR 2011 RESULTS

Ann Arbor, Michigan – February 24, 2012

Kaydon Corporation (NYSE:KDN) today announced its results for the fourth fiscal quarter and full year ended December 31, 2011.

Consolidated Results

Fourth quarter sales increased 3.0 percent to $108.1 million, compared to sales of $105.0 million in the fourth quarter of 2010. Fourth quarter sales were impacted by approximately $7 million of international wind energy deferred shipments which are expected to be released in the first half of 2012.

Operating income was $11.9 million in the fourth quarter of 2011, compared to $17.1 million in the fourth quarter of 2010. Adjusting for the items detailed below, operating income was $17.5 million in the fourth quarter of 2011. The fourth quarter of 2011 included $5.2 million of costs and charges associated with a previously disclosed customer arbitration which is expected to be concluded in 2012. These charges include an impairment charge for which the Company is pursuing recovery. The Company also incurred $0.5 million of costs for due diligence and restructuring activities.

Net income for the fourth quarter of 2011 was $8.7 million, compared to net income of $11.3 million in the fourth quarter of 2010. Diluted earnings per share in the fourth quarter of 2011 equaled $.27 compared to $.34 in the fourth quarter of 2010. Adjusting for the items noted above, net income was $12.7 million, or $.40 per share on a diluted basis, in the fourth quarter of 2011.

EBITDA equaled $19.3 million, or 17.8 percent of sales, during the fourth quarter of 2011, compared to $24.6 million, or 23.5 percent of sales, during the fourth quarter of 2010. Adjusting for the items noted above, EBITDA was $24.8 million, or 22.9 percent of sales, in the fourth quarter of 2011.

Full year 2011 sales totaled $460.1 million compared to $464.0 million for full year 2010. Full year 2011 diluted earnings per share totaled $1.52 per share compared to $1.67 per share in full year 2010. Adjusting for the items noted above and for plant consolidation costs and legal expenses incurred earlier in the year for the arbitration, full year 2011 diluted earnings per share totaled $1.75 per share and full year 2011 EBITDA totaled $109.5 million, or 23.8 percent of sales.

This press release includes certain non-GAAP measures, including EBITDA, free cash flow, and as adjusted operating income, EBITDA, net income, and earnings per share – diluted. Readers should refer to the attached Reconciliation of Non-GAAP Measures exhibit for the reconciliations of the applicable GAAP measures to the non-GAAP measures presented for both the fourth quarter and full year.

Management Commentary

James O’Leary, Chairman and Chief Executive Officer commented, “Fiscal 2011 saw early strength and continued progress in our efforts to broaden our sales both internationally and in North America. In particular, our industrial businesses performed well through most of the year as investments in sales and marketing resources, both globally and in North America, have proved successful. For the year, our industrial businesses grew over 16 percent, substantially offsetting the decline in our wind and military businesses.

“As has been well publicized in the media, the fourth quarter was characterized by the general economic uncertainty and volatility that began in the third quarter as both international orders and shipments were affected by softening business conditions. However, we remain confident that the investments made to better support our international and North American distribution channels will serve us well over the long term. The successes we experienced in 2011 were necessary to offset the expected decline in both military and wind energy sales. The decline in these two markets, most of which was offset by growth elsewhere in the portfolio, accounted for the entire shortfall relative to 2010.

“Wind energy performance was negatively impacted as compared to 2010, as sales in 2011 dropped by $42 million from 2010’s shipments of $96 million. The fourth quarter was also impacted by approximately $7 million of delayed shipments as an international customer deferred releases into 2012. We currently expect 2012 sales to exceed $70 million as wind installations pick up in advance of the potential expiration of the United States’ Production Tax Credit (PTC). In the fourth quarter, we took preliminary action to both rationalize headcount and better align customer inventories in advance of potential further action later in 2012 should the PTC not be extended and global renewable energy conditions remained challenged.

“Military performance was likewise negatively impacted as compared to 2010, as recent years benefited from our leading position on several major military vehicle programs, and the highly publicized fiscal issues affecting future defense spending in the United States. Most of the decline, year over year, was due to the absence of significant sales in a key ground vehicle program in 2010 as the breadth of our program coverage insulated us to some extent. Going forward, we expect performance more comparable to 2011 with a less severe, but still modestly downward bias, due to uncertainty over defense spending through much of this election year.”

Segment Results and Review

Friction Control Products sales in the fourth quarter of 2011 were $58.5 million, compared to $61.5 million in the 2010 fourth quarter. The decline was largely attributable to lower wind energy sales. Wind energy sales were $9.6 million in the fourth quarter of 2011 compared to $12.5 million in the fourth quarter of 2010. Approximately $7 million of wind energy orders originally scheduled for delivery in the fourth quarter 2011 were rescheduled for delivery in the first half of 2012. Wind energy sales were approximately $54 million in 2011 and are expected to exceed $70 million in 2012. Fourth quarter 2011 sales to non-wind markets totaled $48.9 million compared to $49.1 million in the fourth quarter of 2010.

Fourth quarter 2011 Friction Control Products operating income totaled $4.9 million, compared to $11.8 million in the prior fourth quarter due to $5.2 million of arbitration related costs and charges previously discussed and the decline in wind energy sales.

Velocity Control Products sales in the fourth quarter of 2011 were $20.4 million, compared to $14.9 million in the fourth quarter of 2010. Operating income for this segment totaled $3.4 million in the fourth quarter of 2011, compared to $2.8 million earned in the fourth quarter of 2010.

Other Industrial Products sales equaled $29.2 million in the fourth quarter of 2011, compared to $28.5 million in the prior year fourth quarter. Operating income equaled $3.8 million in the fourth quarter of 2011, compared to operating income of $3.5 million in the fourth quarter of 2010, due to improved sales.

Order Activity

Orders were $84.6 million in the fourth quarter of 2011, compared to $100.8 million in the fourth quarter of 2010. Collectively, wind energy and military orders declined $12.8 million in the fourth quarter of 2011 as compared to the fourth quarter of 2010. The remainder of the decline was due to weaker international and export orders, principally in Europe, and the timing of a major aerospace blanket order received in the fourth quarter of 2010. Backlog at December 31, 2011 was $181.6 million of which $60.0 million was in support of wind energy shipments.

Financial Position and Free Cash Flow

Free cash flow, a non-GAAP measure defined by the Company, was $16.6 million in the fourth quarter of 2011, compared to $23.4 million in the fourth quarter of 2010. For the full year of 2011, net cash generated from operating activities was $54.9 million, compared to a record $93.9 million in the full year of 2010, while full year 2011 free cash flow was $40.2 million compared to a record $78.6 million in the full year of 2010.

On October 3, 2011, the Company paid common stock dividends of $.20 per share or an aggregate of $6.4 million. For the full year of 2011, the Company paid common stock dividends of $25.1 million. During the fourth quarter of 2011 the Company repurchased 135,000 shares of common stock for $4.0 million. For the full year of 2011, the Company repurchased 1,082,091 shares for $38.7 million. In aggregate, the Company returned $63.8 million to its shareholders in 2011 while investing over $50 million in the previously announced Hahn acquisition, capital expenditures and growth programs to further enhance the long term value of our businesses.

As of December 31, 2011, the Company had unrestricted cash totaling $225.2 million. The Company has a $250 million senior revolving credit facility with a syndicate of banks which provides for borrowings by the Company for working capital and other general corporate purposes, including acquisitions. The Company had no outstanding borrowings under this facility and no other debt outstanding as of December 31, 2011.

About Kaydon

Kaydon Corporation is a leading designer and manufacturer of custom engineered, performance-critical products, supplying a broad and diverse group of alternative energy, military, industrial, aerospace, medical and electronic equipment, and aftermarket customers.

Conference call information: At 11:00 a.m. Eastern time today, Kaydon will host a fourth quarter and full year 2011 earnings conference call. The conference call can be accessed telephonically in a listen-only mode by dialing 1-888-438-5524 and providing the following passcode number: 800500. Participants are asked to dial in 10 minutes prior to the scheduled start time of the call.

Alternatively, interested parties are invited to listen to the conference call on the internet at:

http://w.on24.com/r.htm?e=396612&s=1&k=6ED35A900B0771FD9ECF2992F0175FAA

or by logging on to the Kaydon Corporation website at: http://www.kaydon.com and accessing the conference call at the “Fourth Quarter and Full Year 2011 Conference Call” icon.

To accommodate those that are unable to listen at the scheduled start time, a replay of the conference call will be available telephonically beginning at 2:00 p.m. Eastern time today through Thursday, March 1, 2012 at 2:00 p.m. Eastern time. The replay is accessible by dialing 1-888-203-1112 and providing the following passcode number: 9524488.

Additionally, interested parties can access an archive of the conference call on the Kaydon Corporation website at http://www.kaydon.com.

# # #

This press release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934 regarding the Company’s plans, expectations, estimates and beliefs. Forward-looking statements are typically identified by words such as “believes,” “anticipates,” “estimates,” “expects,” “intends,” “will,” “may,” “should,” “could,” “potential,” “projects,” “approximately,” and other similar expressions, including statements regarding general economic conditions, competitive dynamics and the adequacy of capital resources. These forward-looking statements may include, among other things, projections of the Company’s financial performance, anticipated growth, characterization of and the Company’s ability to control contingent liabilities, and anticipated trends in the Company’s businesses. These statements are only predictions, based on the Company’s current expectations about future events. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, performance or achievements or that predictions or current expectations will be accurate. These forward-looking statements involve risks and uncertainties that could cause the Company’s actual results, performance or achievements to differ materially from those expressed or implied by the forward-looking statements.

In addition, the Company or persons acting on its behalf may from time to time publish or communicate other items that could also be construed to be forward-looking statements. Statements of this sort are or will be based on the Company’s estimates, assumptions, and projections and are subject to risks and uncertainties that could cause actual results to differ materially from those included in the forward-looking statements. Kaydon does not undertake any responsibility to update its forward-looking statements or risk factors to reflect future events or circumstances except to the extent required by applicable law.

Certain non-GAAP measures are presented in this press release. These measures should be viewed as supplemental data, rather than as substitutes or alternatives to the most comparable GAAP measures.

Contact:	James O’Leary	READ IT ON THE WEB
	Chairman and Chief Executive Officer	http://www.kaydon.com
(734) 680-2025

Peter C. DeChants
Senior Vice President and Chief Financial Officer
(734) 680-2009

KAYDON CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

	Fourth Quarter Ended		Full Year Ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Net sales	$108,113,000	$104,963,000	$460,120,000	$463,988,000
Cost of sales	72,684,000	66,430,000	299,043,000	299,363,000

Gross profit	35,429,000	38,533,000	161,077,000	164,625,000
Selling, general and administrative expenses	23,483,000	21,428,000	90,841,000	83,006,000

Operating income	11,946,000	17,105,000	70,236,000	81,619,000
Interest expense	(95,000)	(98,000)	(388,000)	(231,000)
Interest income	114,000	171,000	491,000	486,000

Income before income taxes	11,965,000	17,178,000	70,339,000	81,874,000
Provision for income taxes	3,285,000	5,864,000	21,007,000	25,829,000

Net income	$8,680,000	$11,314,000	$49,332,000	$56,045,000

Earnings per share:
Basic	$0.27	$0.34	$1.52	$1.67

Diluted	$0.27	$0.34	$1.52	$1.67

Dividends declared per share	$0.20	$0.19	$0.78	$0.74

KAYDON CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS

	December 31, 2011	December 31, 2010
Assets:
Cash and cash equivalents	$225,214,000	$286,648,000
Accounts receivable, net	78,441,000	76,010,000
Inventories, net	110,206,000	88,253,000
Other current assets	16,701,000	16,384,000

Total current assets	430,562,000	467,295,000
Property, plant and equipment, net	168,946,000	169,597,000
Goodwill, net	157,087,000	143,428,000
Other intangible assets, net	31,140,000	18,047,000
Other assets	3,962,000	2,965,000

Total assets	$791,697,000	$801,332,000

Liabilities and Shareholders’ Equity:
Accounts payable	$19,699,000	$16,944,000
Accrued expenses	29,766,000	36,085,000

Total current liabilities	49,465,000	53,029,000
Long-term liabilities	57,594,000	39,165,000
Shareholders’ equity	684,638,000	709,138,000

Total liabilities and shareholders’ equity	$791,697,000	$801,332,000

KAYDON CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

	Fourth Quarter Ended		Full Year Ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Cash flows from operating activities:
Net income	$8,680,000	$11,314,000	$49,332,000	$56,045,000
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	5,124,000	5,280,000	20,219,000	20,925,000
Amortization of intangible assets	802,000	872,000	3,076,000	3,585,000
Amortization of stock awards	1,079,000	1,037,000	4,204,000	4,035,000
Stock option compensation expense	317,000	323,000	1,312,000	1,314,000
Excess tax benefits from stock-based compensation	(309,000)	—	(404,000)	(186,000)
Deferred financing fees	97,000	97,000	388,000	231,000
Non-cash postretirement benefits curtailment gain	(133,000)	(385,000)	(275,000)	(3,451,000)
Net change in receivables, inventories and trade payables	8,054,000	7,116,000	(17,412,000)	(2,417,000)
Contributions to qualified pension plans	(634,000)	(657,000)	(2,586,000)	(2,271,000)
Net change in other assets and liabilities	(3,465,000)	2,478,000	(2,968,000)	16,054,000

Net cash from operating activities	19,612,000	27,475,000	54,886,000	93,864,000
Cash flows from investing activities:
Capital expenditures	(3,053,000)	(4,117,000)	(14,918,000)	(15,397,000)
Dispositions of property, plant and equipment	—	34,000	210,000	141,000
Acquisition of business, net of cash received	—	—	(39,610,000)	—

Net cash used in investing activities	(3,053,000)	(4,083,000)	(54,318,000)	(15,256,000)
Cash flows from financing activities:
Cash dividends paid	(6,430,000)	(6,356,000)	(25,082,000)	(24,477,000)
Purchase of treasury stock	(3,965,000)	(18,254,000)	(38,684,000)	(27,043,000)
Excess tax benefits from stock-based compensation	309,000	—	404,000	186,000
Proceeds from exercise of stock options	—	49,000	39,000	153,000
Credit facility issuance costs	—	(13,000)	—	(1,948,000)

Net cash used in financing activities	(10,086,000)	(24,574,000)	(63,323,000)	(53,129,000)
Effect of exchange rate changes on cash and cash equivalents	(347,000)	(972,000)	1,321,000	(1,234,000)

Net increase (decrease) in cash and cash equivalents	6,126,000	(2,154,000)	(61,434,000)	24,245,000
Cash and cash equivalents - Beginning of period	219,088,000	288,802,000	286,648,000	262,403,000

Cash and cash equivalents - End of period	$225,214,000	$286,648,000	$225,214,000	$286,648,000

KAYDON CORPORATION

EARNINGS PER SHARE

	Fourth Quarter Ended		Full Year Ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Earnings per share - Basic
Net income	$8,680,000	$11,314,000	$49,332,000	$56,045,000
Less: Net earnings allocated to participating securities - Basic	(87,000)	(119,000)	(513,000)	(602,000)

Income available to common shareholders - Basic	$8,593,000	$11,195,000	$48,819,000	$55,443,000
Weighted average common shares outstanding - Basic	31,763,000	32,935,000	32,113,000	33,112,000

Earnings per share - Basic	$0.27	$0.34	$1.52	$1.67

Earnings per share - Diluted
Net income	$8,680,000	$11,314,000	$49,332,000	$56,045,000
Less: Net earnings allocated to participating securities - Diluted	(87,000)	(119,000)	(513,000)	(602,000)

Income available to common shareholders - Diluted	$8,593,000	$11,195,000	$48,819,000	$55,443,000
Weighted average common shares outstanding - Diluted
Weighted average common shares outstanding - Basic	31,763,000	32,935,000	32,113,000	33,112,000
Potential dilutive shares resulting from stock options	13,000	22,000	22,000	25,000

Weighted average common shares outstanding - Diluted	31,776,000	32,957,000	32,135,000	33,137,000

Earnings per share - Diluted	$0.27	$0.34	$1.52	$1.67

KAYDON CORPORATION

Reportable Segment Information

(Amounts in thousands)

	Fourth Quarter Ended		Full Year Ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Net sales
Friction Control Products	$58,495	$61,533	$255,025	$299,009
Velocity Control Products	20,436	14,929	89,766	60,208
Other Industrial Products	29,182	28,501	115,329	104,771

Total consolidated net sales	$108,113	$104,963	$460,120	$463,988

	Fourth Quarter Ended		Full Year Ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Operating income
Friction Control Products	$4,902	$11,761	$37,382	$61,317
Velocity Control Products	3,439	2,843	21,199	14,265
Other Industrial Products	3,839	3,515	13,708	9,031

Total segment operating income	12,180	18,119	72,289	84,613
Items not allocated to segment operating income	(234)	(1,014)	(2,053)	(2,994)
Interest expense	(95)	(98)	(388)	(231)
Interest income	114	171	491	486

Income before income taxes	$11,965	$17,178	$70,339	$81,874

The Company has two reporting segments: Friction Control Products and Velocity Control Products. The Company’s remaining operating segments are combined and disclosed as “Other Industrial Products.”

Kaydon Corporation

Reconciliation of Non-GAAP Measures

(Amounts in thousands)

	Fourth Quarter Ended		Full Year Ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Free cash flow, as defined (non-GAAP)
Net cash from operating activities (GAAP)	$19,612	$27,475	$54,886	$93,864
Capital expenditures, net of dispositions	(3,053)	(4,083)	(14,708)	(15,256)

Free cash flow, as defined (non-GAAP)	$16,559	$23,392	$40,178	$78,608

Kaydon’s management believes free cash flow, as defined above and a non-GAAP measure, is an important indicator of the Company’s ability to generate excess cash above levels required for capital investment to support future growth. However, it should be viewed as supplemental data, rather than as a substitute or alternative to the comparable GAAP measure.

	Fourth Quarter Ended		Full Year Ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
EBITDA, as defined (non-GAAP)
Net income (GAAP)	$8,680	$11,314	$49,332	$56,045
Net interest (income)/expense	(19)	(73)	(103)	(255)
Provision for income taxes	3,285	5,864	21,007	25,829
Depreciation and amortization of intangible assets	5,926	6,152	23,295	24,510
Stock-based compensation expense (1)	1,396	1,360	5,516	5,349

EBITDA, as defined (non-GAAP)	$19,268	$24,617	$99,047	$111,478

(1)	Includes non-cash stock amortization expense and non-cash stock option expense.

Kaydon’s management believes EBITDA, as defined above and a non-GAAP measure, is a determinant of the Company’s capacity to incur additional senior capital to enhance future profit growth and cash flow growth. In addition, EBITDA is widely used by financial analysts and investors, and is utilized in measuring compliance with financial covenants in the Company’s credit agreement. Also, EBITDA is the metric used to determine payments under the Company’s annual incentive compensation program for senior managers. However, EBITDA, as defined, should be viewed as supplemental data, rather than as a substitute or alternative to the comparable GAAP measure.

Kaydon Corporation

Reconciliation of Non-GAAP Measures (continued)

(Amounts in thousands)

	Fourth Quarter Ended		Full Year Ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Operating income, as adjusted
Operating income (GAAP)	$11,946	$17,105	$70,236	$81,619
Arbitration costs	5,177	596	6,217	2,326
Consolidation costs	—	740	2,359	3,665
Due diligence costs	198	1,027	1,244	3,989
Purchase accounting costs	—	—	527	—
Severance costs	280	177	414	383
Curtailment gain	(133)	(385)	(275)	(3,451)

Operating income, as adjusted (non-GAAP)	$17,468	$19,260	$80,722	$88,531

EBITDA, as adjusted
EBITDA, as defined above (non-GAAP)	$19,268	$24,617	$99,047	$111,478
Arbitration costs	5,177	596	6,217	2,326
Consolidation costs, net of depreciation	—	435	2,359	2,531
Due diligence costs	198	1,027	1,244	3,989
Purchase accounting costs	—	—	527	—
Severance costs	280	177	414	383
Curtailment gain	(133)	(385)	(275)	(3,451)

EBITDA, as adjusted (non-GAAP)	$24,790	$26,467	$109,533	$117,256

Net income, as adjusted
Net income (GAAP)	$8,680	$11,314	$49,332	$56,045
Arbitration costs *	3,756	393	4,482	1,605
Consolidation costs *	—	487	1,638	2,514
Due diligence costs *	144	676	866	2,690
Purchase accounting costs *	—	—	365	—
Severance costs *	203	117	296	259
Curtailment gain *	(97)	(253)	(195)	(2,330)

Net income, as adjusted (non-GAAP) *	$12,686	$12,734	$56,784	$60,783

* Taxed at effective tax rate for each quarter
Earnings per share - diluted, as adjusted
Earnings per share - Diluted (GAAP)	$0.27	$0.34	$1.52	$1.67
Arbitration costs *	0.12	0.01	0.14	0.05
Consolidation costs	—	0.01	0.05	0.08
Due diligence costs	—	0.02	0.03	0.08
Purchase accounting costs	—	—	0.01	—
Severance costs	0.01	—	0.01	0.01
Curtailment gain	—	(0.01)	(0.01)	(0.07)

Earnings per share - Diluted, as adjusted (non-GAAP)	$0.40	$0.38	$1.75	$1.81

Kaydon’s management believes that certain non-GAAP measures of operating income, as adjusted, EBITDA, as adjusted, net income, as adjusted, and earnings per share - diluted, as adjusted, provide investors with additional information to assess the Company’s financial performance. However, these measures should be viewed as supplemental data, rather than substitutes or alternatives to the comparable GAAP measures.